FOOTNOTES<br />
1. This statement is being filed by The Goldman Sachs Group, Inc.<br /> ("GS Group"), Goldman Sachs & Co. LLC ("Goldman Sachs"), GSCP VI<br /> Advisors, L.L.C. ("GSCP Advisors"), GS Capital Partners VI Fund,<br /> L.P. ("GS Capital"), GS Advisors VI, L.L.C. ("GS Advisors"),<br />
GSCP VI Offshore Advisors, L.L.C. ("GSCP Offshore Advisors"), GS<br /> Capital Partners VI Offshore Fund, L.P. ("GS Offshore"),<br />
Goldman, Sachs Management GP GmbH ("GS GmbH"), GS Capital<br /> Partners VI Parallel, L.P. ("GS Parallel"), GS Capital Partners<br /> VI GmbH & Co. KG ("GS Germany"), GSMP V Onshore US, Ltd. ("GSMP<br /> Onshore"), GS Mezzanine Partners V Onshore Fund, L.P. ("GS<br /> Mezzanine Onshore"), GS Mezzanine Partners V Onshore Fund,<br />
L.L.C. ("GS Mezzanine Onshore GP"), GSMP V Institutional US,<br />
Ltd. ("GSMP Institutional"), GS Mezzanine Partners V<br /> Institutional Fund, L.P. ("GS Mezzanine Institutional"), GS<br /> Mezzanine Partners V Institutional Fund, L.L.C. ("GS Mezzanine<br /> Institutional GP"), GSMP V Offshore US, Ltd. ("GSMP Offshore"),<br /> GS Mezzanine Partners V Offshore Fund, L.P. ("GS Mezzanine<br /> Offshore"), GS Mezzanine Partners V Offshore Fund, L.L.C. ("GS<br /> Mezzanine Offshore GP") , Broad Street Principal Investments<br /> L.L.C ("BSPI" and, together with the foregoing entities,<br /> the "Reporting Persons").<br />
GS Capital, GS Offshore, GS Parallel, GS Germany, GSMP Onshore,<br /> GSMP Institutional, and GSMP Offshore are referred to herein as<br /> the "GS Investors". Goldman Sachs is a wholly-owned subsidiary<br /> of GS Group. Goldman Sachs also serves as the manager and the<br /> investment manager of certain of the Reporting Persons other<br /> than GS Group. Neither the present filing nor anything contained<br /> herein shall be construed as an admission that any Reporting<br /> Person constitutes a "person" for any purpose other than for<br /> compliance with Section 13(d) of the Securities Exchange Act of<br /> 1934, as amended (the "Exchange Act"). Due to the electronic<br /> system's limitation of 10 Reporting Persons per joint filing,<br /> this statement is being filed in duplicate.<br />
2. In accordance with the Amended and Restated Certificate of<br /> Designations, Preferences and Rights of the Series D<br /> Participating Convertible Preferred Stock (the "Series D<br /> Preferred Stock"), the Series D Preferred Stock is convertible<br /> into shares of common stock ("Common Stock") of MoneyGram<br /> International, Inc. (the "Company") by a holder (other than the<br /> Reporting Persons and their affiliates) who receives such shares<br /> by means of (i) a widespread public distribution, (ii) a<br /> transfer to an underwriter for the purpose of conducting a<br /> widespread public distribution, (iii) a transfer in which no<br /> transferee (or group of associated transferees) would receive 2%<br /> or more of any class of voting securities of the Company, or<br />
(iv) a transfer to a transferee that would control more than 50%<br /> of the voting securities of the Company without any transfer<br /> from such transferor or its affiliates, as applicable (each of<br />
(i) - (iv), a "Widely Dispersed Offering"). The number of<br /> shares of Common Stock to be issued upon conversion shall be<br /> determined by multiplying each share of Series D Preferred Stock<br /> by 125. The Series D Preferred Stock is non-voting while held by<br /> the GS Investors or their affiliates, and while held by any<br /> holder who receives such shares by means other than a Widely<br /> Dispersed Offering.<br />
3.Sold pursuant to Rule 144 of the Securities Act of 1933, as<br /> amended.